Exhibit 99.1

Lighting Science Appoints General James L. Jones as New Board Member

Former National Security Advisor to the President of the United States to Guide

Company’s Strategic Vision

Satellite Beach, FL –Intelligent lighting solutions company Lighting Science® today announced the election of retired General and former White House National Security Advisor to President Obama, James L. Jones, as a member of the Company’s Board of Directors. His election went into effect April 1, 2014.

Craig Cogut, Chairman of the Board of Lighting Science and Founder of lead investor Pegasus Capital Advisors, stated: “I respect the service and sacrifice that General Jones has given our country and I can speak for the entire Lighting Science family by saying we are honored by his commitment to serve on our Board of Directors. General Jones brings a wealth of experience, insight and knowledge to our company at a time when the LED lighting industry is growing rapidly. We look forward to working with General Jones to open new markets and develop lighting solutions that benefit the public.”

As the era of incandescent lighting ends and the digital lighting revolution begins, LED lighting has found applications in our homes, offices, buildings and streets, where it excels in addressing cost, performance, and quality of life concerns. Recently, Lighting Science unveiled biological lighting solutions developed for NASA, for use in the International Space Station, to promote good sleep and stimulate alertness. These biological lights were recently used by Major League Baseball’s Los Angeles Dodgers to offset the impact of jet lag during their 2014 season opening streak in Australia against the Arizona Diamondbacks.

Lighting Science lighting solutions offer significant reduction in energy consumption and long life, critical to business, government and residential use. A wide variety of these products are found at The Home Depot in the EcoSmart™ brand products and through distributors across the country.

Through innovative control of the light spectrum, Lighting Science also offers important solutions to agriculture development through its popular grow lights, as well as biological solutions with its Good Night™ and Awake & Alert™ lighting technology and other new products focused on controls and adaptability.

As a member of the Board of Directors, General Jones will work with the company’s scientists, engineers and executives to develop markets for these products in the United States and abroad. “General Jones’ keen eye for finding solutions to complex problems will help support the Lighting Science mission across our portfolio of products and services,” says Rick Davis, CEO of Lighting Science.

“It’s exciting to be on the front line of the digital evolution of lighting and to be involved first hand in the incredible change taking place. I look forward to working with the Lighting Science team to provide innovative solutions to governments and businesses looking to achieve increased efficiency and productivity through light,” General Jones stated.